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                                                                  Exhibit 99.6

    Jonathan S. Henes
To Call Writer Directly:
      212 446-4927
   jhenes@kirkland.com

                                April 16, 2007

VIA E-MAIL AND U.S. MAIL
------------------------

Dear Ben, Lloyd and John:

Thank you for attending both the March 29th and April 10th meetings with Solutia and Solutia's other major stakeholders in New York City. As you are aware, at the April 10th meeting, Solutia provided a detailed settlement proposal to each of its stakeholders. The settlement proposal, which Solutia believes sets forth a rational and reasonable settlement of all of the unresolved issues in the chapter 11 cases, was intended to act as a platform for discussion and good faith negotiations. On April 10th and thereafter, extensive discussions and negotiations have taken place between and among Solutia and its various stakeholders. On April 10th, Monsanto and the ad hoc committee of Noteholders (the "Noteholders' Committee") informed Solutia that they had reached a settlement between themselves and requested that Solutia join this settlement.

In connection with the Monsanto/Noteholders' Committee settlement, you raised issues concerning (a) the impact on Solutia of (i) Monsanto's expressed desire to exit Chocolate Bayou and (ii) a reduced rights offering and strike price, and (b) the valuation of Flexsys. Since then, the Noteholders' Committee has expressed its opinion that the valuation of Solutia is less than that suggested by Solutia. As you are aware, Rothschild and Blackstone are meeting tomorrow to discuss valuation issues and hopefully Rothschild will get Blackstone's preliminary valuation materials so we can form a view of the Noteholders' Committee's valuation.

In addition, Solutia's management team has reviewed these issues and others presented by an update of its business plan and discussed them with its Board of Directors. The Board has instructed that once the Chocolate Bayou negotiations are resolved, management should revise the business plan as appropriate. Rothschild will then update its preliminary valuation of reorganized Solutia based on those revisions. We anticipate this can be done very quickly once the Chocolate Bayou negotiations are concluded. As you may know, Solutia presented a proposal to Monsanto last week to resolve the Chocolate Bayou issues and Monsanto has committed to a quick response. No response has been received as of yet.

Based on the Monsanto/Noteholders' Committee proposal and communications with other stakeholders and pending any further changes that might be appropriate as a result of an update of the business plan, Solutia proposes the following modifications to its April 10th proposal:

        o The percentage of Solutia's new common stock to be distributed to Monsanto will be reduced from 19.1% to 17%.


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April 16, 2007
Page 2

        o The percentage of Solutia's new common stock to be distributed to the Noteholders, prior to any effect being given to the proposed Rights Offering, will increase from 38% to 40.2%.

        o Monsanto will receive an administrative claim for the amounts spent at the shared sites in excess of the $50 million for which Monsanto is responsible under the Global Settlement and Solutia's projections of sources and uses may, therefore, require adjustment.

        o All other aspects of the proposal, other than the Rights Offering, which is discussed immediately below, will remain the same.

In addition to the foregoing, you requested modifications to the Rights Offering, including a reduction in the size of the Rights Offering and a decrease to the strike price. Subject to plan feasibility issues, Solutia is not opposed to these modifications. Accordingly, Solutia believes that the appropriate structure of the Rights Offering should be negotiated among Solutia, the Noteholders and the general unsecured creditors, who are the parties proposed to participate in the Rights Offering.

Solutia believes that substantial progress can be made, and, with cautious optimism, consensus can be achieved, if the major stakeholders come together for a follow up settlement meeting. Solutia proposes a meeting among Monsanto, the Noteholders' Committee, the Creditors' Committee, the ad hoc committee of trade creditors and the equity committee (the attorneys for the Creditors' Committee, the ad hoc committee of trade creditors and the equity committee are copied on this letter), which will be hosted by Kirkland & Ellis LLP, on Wednesday at 10 a.m. Eastern Time, assuming the Chocolate Bayou negotiations have concluded, to discuss the modified proposal and engage in good faith negotiations. We will follow up with you by phone and email to arrange for the meeting.

Once a date and time for the meeting is scheduled, please email me with a list of individuals who will be attending the meeting on April 18th as I need to provide an attendees list to security.

         If you have any questions, please feel free to call me.

                                                 Very truly yours,



                                                 /s/ Jonathan S. Henes
                                                 ---------------------
                                                 Jonathan S. Henes

cma

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April 16, 2007
Page 3

cc:      Jeffry N. Quinn
         Richard M. Cieri
         Todd R. Snyder
         Daniel Golden
         Ira Dizengoff
         James Savin
         Edward Weisfelner
         Steve Pohl
         Craig Barbarosh